                             STOCK PLEDGE AGREEMENT


                                     between

Rehabilicare Inc., 1811 Old Highway 8, New Brighton, MN 55112, a corporation organised under the laws of the State of Minnesota, one of the United States of America
                                                                 (the "Pledgor")

                                       and

U. S. Bank National Association, at U.S. Bank Place, Minneapolis, MN 55402, a national banking association organised under the laws of the United States of America
                                                                    (the "Bank")


WHEREAS, the Bank undertook to grant the Pledgor loans in the amount of up to US$20,000,000.00 (the "Loan") pursuant to a Credit Agreement dated as of July 14, 1999 ___ (as amended, modified, supplement or restated from time to time, the "Loan Agreement;" capitalised terms not otherwise defined herein being used herein as therein defined);

WHEREAS, the terms and conditions of the Loan Agreement provide that Pledgor and certain of its direct and indirect Subsidiaries shall secure the Loan by way of guarantees and a pledge of assets; and

WHEREAS, Pledgor has determined that the execution, delivery and performance of this Agreement is in Pledgor's best business and pecuniary interest.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Pledgor hereby pledges and undertakes to deliver to the Bank One Hundred per cent (100%) of the shares (the "Shares", as evidenced by the share certificates nos. 1a to 1d and 2 to 9) in Compex SA, a corporation organised under the laws of Switzerland (the "Swiss Subsidiary"). All ancillary rights related thereto are also deemed to have been pledged. The Shares shall be endorsed in blank.

         The right of pledge shall always extend to the entire asset pledged, even if its value was increased subsequently for whatever reason.

         The proceeds from the realisation of collateral security shall remain pledged to the Bank until such time as all such obligations have been settled.

2. The Pledgor undertakes to convene as soon as possible a shareholder meeting and to convert the Shares into bearer shares, the newly issued bearer shares to be pledged to the Bank immediately upon their issuance in accordance with the terms of this Stock Pledge Agreement.

         Apart from the conversion of shares referred to in the preceding paragraph, the Pledgor undertakes not to change the share capital or to create authorised or conditional share capital of the Swiss Subsidiary without the prior written approval of the Bank, such approval not to be unreasonably withheld. Furthermore, the

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         Pledgor shall ensure that the Swiss Subsidiary refrains from issuing any securities or rights exchangeable for or convertible into shares of the Swiss Subsidiary or any options exercisable into such shares, and that the Swiss Subsidiary shall enter any purchaser of the Shares in case of their realisation in the stock register.

         In case the Pledgor acquires any additional shares of the Swiss Subsidiary or any securities or rights exchangeable for or convertible into shares of the Swiss Subsidiary or any options exercisable into such shares, by purchase or otherwise, then the Pledgor shall forthwith pledge and deliver to the Bank all of such shares or securities or rights, so that the pledged Shares always represent One Hundred per cent (100%) of the capital and One Hundred per cent (100%) of the voting power in the Swiss Subsidiary.

3. The Pledgor shall, at the time of the signing of this Stock Pledge Agreement, sign a proxy in the form of Exhibit A hereto. The Bank undertakes to use such proxy only in case the pledge created hereunder can be realised following the occurrence of an Event of Default.

4. The pledge created by this Stock Pledge Agreement shall secure all Obligations of Pledgor as set forth in the Loan Agreement and the compensation of all costs and expenses incurred by or on behalf of the Bank in connection with the perfection of the pledge over the assets described herein and the realisation of said pledge.

5. The Pledgor shall take the necessary precautions and measures to maintain the value of the collateral established hereunder and, after the perfection of the pledge, shall advice the Bank on such necessary precautions and measures if and when needed. Irrespective of whether or not such advice has been received, the Bank shall be entitled, but not obliged, to take, at the expense and risk of the Pledgor, such precautions and measures as it deems necessary, such as the giving of declarations in Switzerland and abroad which are necessary for the creation of security interests as well as the maintenance and/or realisation of the collateral.

6. Should the Pledgor fail to meet its Obligations secured by the pledge created hereby, the Bank shall be entitled, at its discretion, to realise the pledged items by enforced sale or in the open market, and, with respect to the sale in the open market, without regard to the formalities provided for in the Swiss Federal Act on Debt Collection Proceedings and Bankruptcy or the respective legal provisions applicable at the place outside Switzerland where realisation takes place, provided that if any notification of intended realisation is required by application law, such notification shall be deemed reasonably and properly given if given in accordance with the notice provisions of the Loan Agreement at least ten (10) days before such realisation.

7. If more that one item has been pledged, these items shall serve jointly and severally as collateral. In the absence of any written agreements to the contrary, the Bank shall determine the order in which any collateral (assets pledged, guarantees etc.) is realised or used. The Bank may reduce or waive collateral without the consent of the Pledgor.

         The Pledgor herewith expressly waives the defence that the Bank must realise the collateral before it institutes attachment or bankruptcy proceedings against it.

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8.       The Bank agrees to release a portion of the Shares in accordance with
         Section 11.13 of the Loan Agreement.

9. All communications of the Bank to the Pledgor are deemed to have been made with legal effect if dispatched in accordance with the notice provisions of the Loan Agreement.

10. This Stock Pledge Agreement shall be governed by and construed in accordance with the laws of Switzerland.

11. The Pledgor irrevocably agrees that for the exclusive benefit of the Bank any proceedings by the Bank arising out of or in connection with this Stock Pledge Agreement may be brought by the Bank in any competent COURT OF THE STATE OF MINNESOTA OR ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING THEREIN. The Pledgor irrevocably (a) submits to the non-exclusive jurisdiction of such courts and (b) waives any right it may have to the trial by jury of such proceedings in any such court.

12. The Pledgor irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 11 being nominated as the forum to hear and determine any proceeding which may arise out of or in connection with this Stock Pledge Agreement and agrees not to claim that any such court is not a convenient or a appropriate forum.

13. The submission to the jurisdiction of the courts referred to in Clause 11 shall not (and shall not be construed so as to) limited the right of the Bank to take proceedings against the Pledgor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if an to the extent permitted by applicable law.

14. The Pledgor consents generally in respect of any proceedings arising out of or in connection with this Stock Pledge Agreement including to the giving of any relief or the issue of any process in connection with such proceedings, including, without limitation, the making, enforcement or execution against any property or assets whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in such proceedings.

15. To the extent that the Pledgor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgement or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Pledgor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

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Executed and delivered at Geneva, Switzerland, as of July__, 1999.

Rehabilicare Inc.


---------------------
By:
Its:



Executed and delivered at Minneapolis, Minnesota USA, as of July__, 1999.


U. S. Bank National Association


---------------------
By: Michael J. Staloch
Its: Vice President

                                                                       Exhibit A




                 GENERAL PROXY FOR THE REPRESENTATION OF SHARES


The undersigned (the "Pledgor") has pledged One Hundred per cent (100%) of its shares (the "Shares") of Compex SA, a corporation organised under the laws of Switzerland (the "Swiss Subsidiary") to U. S. Bank National Association (the "Bank").

Pursuant to Articles 689b, et seq. of the Swiss Code of Obligations, the Pledgor hereby authorises the Bank to exercise the voting and all other membership rights pertaining to the Shares at general shareholders' meeting of the Swiss Subsidiary and to delegate this authority as it sees fit.

This Proxy will remain valid even in the event of the undersigned's legal incompetence or bankruptcy.

Executed and delivered at Geneva, Switzerland, as of July__, 1999.


Rehabilicare Inc.


---------------------
By:
Its: